Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investor Relations:	Media Relations:
David Castaneda	Susan Roush
414.351.9758	747.222.7012

NUNO BRANDOLINI AND ROBERT BELL JOIN LILIS ENERGY’S BOARD OF DIRECTORS

FEBRUARY 13, 2014 – Denver, CO – Lilis Energy, Inc. (NASDAQ: LLEX), an oil and gas exploration and production company focused on development in the Wattenberg field and surrounding areas of the Denver-Julesburg (DJ) Basin where it holds 110,000 net acres, announced today the appointment of Nuno Brandolini and Robert Bell to the Company’s Board of Directors. Their appointments bring the current Lilis Energy Board to seven members, five of whom are independent outside directors.

“We welcome both Bob and Nuno to Lilis Energy’s Board of Directors. Nuno’s reputation in finance and Bob’s extensive E&P operations background lend two timely pillars of expertise to our Board,” said W. Phillip Marcum, Chairman of the Board and CEO.

Avi Mirman, Lilis Energy’s president added: “Nuno’s and Bob’s appointments represent another important step forward. Following our recently announced financing, debenture conversion and LOI to acquire Shoreline Energy, we are building a strong foundation and shareholder value. We look forward to Bob’s and Nuno’s contributions.”

Nuno Brandolni is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as managing director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Mr. Brandolini served previously as a vice president in the investment banking department of Salomon Brothers, Inc., and a principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini is a director of Cheniere Energy, Inc. (NYSE MKT: LNG), a Houston-based company primarily engaged in LNG related businesses. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

“I am pleased to be joining Lilis Energy’s Board of Directors, to help it achieve the Company’s business plan of developing its considerable and well-positioned DJ Basin leasehold assets,” said Mr. Brandolini.

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

Robert A. (Bob) Bell, a 33-year oil and gas industry veteran, currently serves as the President and CEO of Peak Operator LLC, a privately held heavy oil operator in Southern California. Mr. Bell’s career began in 1981 in technical and management roles with major oil companies including Exxon and Unocal through 1996. Mr. Bell progressed into both public and private, mid-cap and small-cap, oil and gas enterprise executive roles including vice president-exploitation/co-president of Plains E&P (PXP), president of Tri-Valley Oil & Gas (TIV), and vice-president of operations/co-owner of Bonanza Creek Oil & Gas (BCEI). He also gained valuable experience in service sector management roles including with Schlumberger. Mr. Bell’s diverse engineering, management and executive experience is multi-disciplinary, global, spans large-scale developments to mature, marginal developments, and light oil, heavy oil and natural gas assets, and includes prior direct experience in the DJ Basin and unconventional reservoirs such as the Monterey and Bakken formations. Mr. Bell is a 1981 Petroleum & Natural Gas Engineering graduate from Penn State University.

“I am honored to join the Lilis Board and eager to help drive their new leadership team and staff towards year-over-year continuous improvement in their high-quality oil and gas asset base, and in returns to stakeholders, and helping to build and retain a high-performance team with a clear organizational mission,” said Mr. Bell.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 125,000 gross, 110,000 net acres.  Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone.   For more information, please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things (1) the development of the Company’s assets; (2) stakeholder returns; and (3) development of the Company’s team. These statements are qualified by important factors that could cause Lilis Energy’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) Lilis Energy’s ability to finance its continued exploration and drilling operations; (2) availability of qualified personnel; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy’s reports and registration statements filed with the SEC.